Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
AMENDED AND RESTATED
EXPRESS, INC. 2018 INCENTIVE COMPENSATION PLAN

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Participant:

Grant Date:

Number of Restricted Stock Units Granted:

Vesting Terms: See Section 3 below

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into by and between Express, Inc., a Delaware corporation (the “Company”), and Participant specified above, as of the Grant Date specified above. This Agreement documents the grant by the Company to Participant under the Amended and Restated Express, Inc. 2018 Incentive Compensation Plan (the “Plan”) of the Restricted Stock Units specified above, subject to the terms of this Agreement (the “RSUs”).

1.Grant of Restricted Stock Unit Award.

a.The Company hereby grants to Participant the RSUs as of the Grant Date. Each of the RSUs shall entitle Participant to receive one share of Common Stock at such future date or dates and subject to such terms as set forth in this Agreement. Except as otherwise specifically provided for in the Plan, nothing in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason. Except as set forth in Section 5 below, Participant shall not have the rights of a stockholder in respect of the shares underlying the RSUs until such shares are delivered to Participant in accordance with Section 4 below.

b.Participant must accept the terms of this Agreement through the Company’s online acceptance process within sixty days after the Agreement is presented to Participant for review. If Participant does not accept this Agreement through the online acceptance process within sixty days after the Agreement is presented for review, the Company shall automatically accept this Agreement on Participant’s behalf.

2.Plan Terms Control.

a.This Agreement is subject in all respects to the terms of the Plan (including any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the RSUs). All of the terms of the Plan are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized terms not defined in this Agreement shall have the same meaning as is ascribed under the Plan.

b.Participant acknowledges receipt of a true copy of the Plan (which is also filed publicly) and a prospectus describing the material terms of the Plan. Participant has read the Plan carefully and fully understands its content, including the Committee’s broad authority to administer the Plan (as set forth under Article III of the Plan).

c.In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

3.[Vesting.

a.Vesting. The RSUs subject to this grant shall become vested pursuant to the schedule set forth in the table below, provided Participant has not incurred a Termination before the applicable vesting date. There shall be no proportionate or partial vesting in the periods prior to each vesting date.

Vesting Date	Cumulative Percentage of RSUs Vested
[____]	33 1/3%
[____]	66 2/3%
[____]	100%]

b.Forfeiture. Subject to Section 3(c) and Section 3(d) below, all unvested RSUs shall be immediately forfeited upon Participant’s Termination for any reason.

c.Death or Disability. Notwithstanding Section 3(a) above, if Participant incurs a Termination due to Participant’s death or Disability, then any unvested RSUs not previously forfeited shall become fully vested immediately.

d.Retirement. Notwithstanding Section 3(a) above, if Participant incurs a Retirement (as defined below), a pro rata amount of RSUs shall become vested upon such Retirement, with the amount to be determined by multiplying the number of unvested RSUs scheduled to vest on the vesting date immediately following the date of such Retirement by a fraction, the numerator of which is the number of days in which Participant was in service with the Company or its Affiliates for the period commencing on the vesting date immediately preceding the date of such Retirement and continuing through the date of such Retirement, and the denominator of which is the number of days in the period commencing on the vesting date immediately preceding the date of such Retirement and ending on the vesting date immediately following the date of such Retirement. Except as set forth in this paragraph, all unvested RSUs shall be immediately forfeited upon the Participant’s Retirement. “Retirement” means any voluntary Termination by Participant, other than a Termination for Cause, death, or Disability, at or after the time Participant reaches age fifty-five and completes at least ten years of full-time continuous service with the Company or any of its Subsidiaries.

e.Effect of Detrimental Activity. For the avoidance of doubt, Section 10.4 of the Plan, regarding Detrimental Activity, shall apply to the Participant and the RSUs, and the provisions thereof are hereby incorporated by reference into this Agreement.

f.Recoupment. For the avoidance of doubt, Section 14.23 of the Plan, regarding recoupment and clawback of Awards under the Plan, shall apply to the Participant and the RSUs, and the provisions thereof are hereby incorporated by reference into this Agreement.

4.Delivery of Shares.

a.General. Subject to Section 4(b) and the provisions of the Plan, the Company shall deliver to Participant on the applicable vesting date the number of shares of Common Stock equal to the amount of RSUs that vested on such date. In no event shall Participant be entitled to receive any shares with respect to any unvested or forfeited portion of the RSUs. For avoidance of doubt, in the event of a distribution in connection with Retirement, such distribution may be delayed pursuant to Section 14.16 of the Plan if Participant is a “specified employee” at the time of such Retirement.

b.Blackout Periods. To the extent permitted by Section 1.409A-2(b)(7)(ii) of the Treasury Regulations, if Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a), and the distribution (including any tax withholding procedures applicable thereto) otherwise would be subject to such restrictions and the Company reasonably anticipates that the making of such a payment would violate federal securities law, such distribution shall be instead made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that making the payment would not cause such violation.

c.Fractional Shares. In lieu of delivering any fractional shares of Common Stock to Participant pursuant to this Agreement, the Company shall first aggregate any such fractional amounts due to be delivered to Participant at such time and then round down for fractional amounts less than one-half and round up for fractional amounts equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

5.Dividends and Other Distributions. Participant, as a holder of RSUs, shall be entitled to receive all dividends and other distributions paid with respect to the shares of Common Stock underlying the RSUs; provided, that, any such dividends or other distributions shall be subject to the same vesting requirements as the RSUs and shall be paid at the time the RSUs become vested pursuant to Section 3 above, and, provided, further, that such dividends or distributions shall be accumulated and deemed reinvested in additional shares of Common Stock based on the Fair Market Value of the Common Stock at the time of the dividend or distribution (e.g., on the last trading date before such shares trade “ex dividend”) and shall be paid only in shares of Common Stock. Any such shares shall be subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which they were paid.

6.Non-transferability. Neither the RSUs nor any rights or interests with respect thereto shall be sold, exchanged, transferred, assigned, or otherwise disposed of in any way by Participant (or any beneficiary(ies) of Participant), other than by testamentary disposition by Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate the RSUs in any way, or the levy of any execution, attachment, or similar legal process upon the RSUs contrary to the terms of this Agreement shall be null and void and without legal force or effect.

7.Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local, and foreign taxes of any kind (including Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code or any other applicable law, rule, or regulation with respect to the RSUs and, if Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued under this Agreement. Any statutorily required minimum withholding obligation with regard to Participant may, unless not permitted by the Committee, be satisfied by reducing the amount of shares of Common Stock otherwise deliverable to Participant hereunder, and any additional tax withholding permitted by the Committee up to the maximum permissible withholding may be satisfied similarly provided such reduction or shares would not cause adverse accounting or tax consequences to the Company.

9.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

11.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or their respective Affiliates to terminate Participant’s employment or service at any time, for any reason and with or without cause.

12.Transfer of Personal Data. Participant authorizes, agrees, and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the RSUs for legitimate business purposes (including the administration of the Plan). This authorization and consent is freely given by Participant.

13.Compliance with Laws. The grant of the RSUs and the issuance of any shares of Common Stock underlying the RSUs shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including the Exchange Act and the Securities Act) and any other law or regulation applicable thereto. The Company shall not be obligated to grant the RSUs or issue any of share of Common Stock under the RSUs if such grant or issuance would violate any such requirements.

14.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign (except as provided by Section 6 above) any part of this Agreement without the prior express written consent of the Company.

15.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.Further Assurances. Participant shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments, and documents as the Company reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

18.Severability; Waiver. The invalidity or unenforceability of any term of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any term of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. The waiver by any party to this Agreement of a breach of any term of the Agreement shall not operate or be construed as a waiver of any other subsequent breach.

19.Acquired Rights. Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the grant of the RSUs is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including the RSUs) give Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy, or resignation.

20.Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. Participant consents to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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By selecting the signature button below, Participant is signing this Agreement electronically and agreeing that Participant’s electronic signature is the legal equivalent of a manual signature on this Agreement. In addition, Participant is agreeing to the terms of this Agreement, as of the Grant Date.